November ___, 2006

Environmental Tectonics Corporation

125 James Way

Southampton, PA 18966

Re: $5,000,000 Committed Line of Credit for Letters of Credit

Dear Duane:

We are pleased to inform you that PNC Bank, National Association (the “Bank”), has re-approved your request for a committed line of credit to Environmental Tectonics Corporation (the “Borrower”) for the issuance of letters of credit. This letter agreement amends, restates and replaces (but does not constitute a novation of) the existing Credit Agreement dated as of February 18, 2003 between the Bank and the Borrower (as heretofore amended, the “Existing Loan Agreement”).

1. Facility and Use of Proceeds. This is a committed line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will issue standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) having expiration dates not later than one year after the Expiration Date (as hereinafter defined) in an aggregate face amount at any time outstanding not to exceed $5,000,000 (the “Line of Credit”). The existing Letters of Credit heretofore issued by the Bank and listed on Schedule I hereto shall constitute Letters of Credit for all purposes hereunder. The “Expiration Date” means June 30, 2007, or such later date as may be designated by the Bank by written notice to the Borrower.

The availability under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). The Letters of Credit shall be governed by the terms of this letter and by a reimbursement agreement, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. The Borrower shall pay to the Bank fees on the face amount of each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by 1.00% per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each fiscal quarter and on the Expiration Date, provided that in no event shall such fees for any Letter of Credit be less than the standard minimum amount charged for letters of credit issued by the Bank from time to time for its customers, together with such other customary issuance fees, commissions and expenses therefor as shall be required by the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.

Environmental Tectonics Corporation

November ___, 2006

2. Loan Documents. This letter (the “Letter Agreement”), the Reimbursement Agreement and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

3. Security. The Borrower must cause to be executed and delivered to the Bank, in form and content satisfactory to the Bank as security for the Line of Credit, a restated limited guaranty and suretyship agreement, under which H. F. Lenfest (the “Guarantor”) will unconditionally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrower under the Line of Credit (the “Limited Guaranty”).

4. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of all of the obligations of the Borrower in respect of the Letters of Credit and termination of the commitment for the Line of Credit:

(a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to annual Financial Statements (as hereinafter defined) and tax returns for the Borrower and/or any security for the Line of Credit.

(b) The Borrower will not make or permit any change in its form of organization or any material change in the nature of its business as carried on as of the date of this Letter Agreement.

(c) The Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.

(d) The Borrower will comply with the financial and other covenants included in Exhibit “A” hereto.

5. Representations and Warranties. To induce the Bank to extend the Line of Credit and upon the issuance of any Letter of Credit under the Line of Credit, the Borrower represents and warrants as follows:

(a) The Borrower’s latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein. The Borrower’s Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

Environmental Tectonics Corporation

November ___, 2006

(b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.

(c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

(d) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

(e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

(f) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.

6. Expenses. The Borrower shall reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Line of Credit, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.

7. Depository. The Borrower will establish and maintain at the Bank the Borrower’s primary depository account.

Environmental Tectonics Corporation

November __, 2006

8. Additional Provisions. Before the issuance of any additional Letter of Credit, the Borrower shall execute and deliver to the Bank, an Application for each Letter of Credit, the Reimbursement Agreement, a subordination and intercreditor agreement from the Guarantor in form and content satisfactory to the Bank and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to issue any additional Letter of Credit under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing. Upon satisfaction of the foregoing conditions for the issuance of an additional Letter of Credit, all of the Security Documents (as such term is defined in the Existing Loan Agreement), except for the Limited Guaranty, shall be terminated and of no further force and effect, and the Bank will return to the Borrower any Collateral (as such term is defined in the Existing Loan Agreement) in its possession and take such further action as is necessary to confirm or terminate of record the release of the liens, assignments and security interests heretofore created or granted by such Security Documents.

Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, the Guarantor, or any other person or entity connected in any way with the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Line of Credit, and shall replace all prior understandings, statements, negotiations and written materials relating to the Line of Credit or the Letters of Credit, including but not limited to the Existing Loan Agreement.

The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and the Guarantor, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the Letters of Credit.

THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within thirty (30) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.

Environmental Tectonics Corporation

November __, 2006

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:

Title:

Environmental Tectonics Corporation

November __, 2006

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this _______ day of November, 2006.

BORROWER: ENVIRONMENTAL TECTONICS CORPORATION
By:

(SEAL)
Print Name:

Title:

EXHIBIT A

TO LETTER AGREEMENT

DATED NOVEMBER __, 2006

A. FINANCIAL REPORTING COVENANTS:

(1) The Borrower will deliver to the Bank:

(a) Financial Statements for its fiscal year, within 90 days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.

(b) Financial Statements for each of the first three fiscal quarters, within 60 days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer.

(c) With each delivery of Financial Statements, a certificate of the Borrower’s chief financial officer as to the Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

(2) With each delivery of Financial Statements pursuant to clause (b) above, the Borrower will deliver to the Bank updated financial projections for the current fiscal year in a form reasonably satisfactory to the Bank.

“Financial Statements” means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

B. FINANCIAL COVENANTS:

(i) The Borrower will maintain as of the end of each fiscal quarter ending on or after May 26, 2006 a minimum Consolidated Tangible Net Worth of $9,000,000.

“Consolidated Tangible Net Worth” means as of any date of determination, (a) the aggregate amount of all assets of the Borrower and its subsidiaries on a consolidated basis at such date as may be properly classified as such in accordance with GAAP, excluding such other assets as are properly classified as intangible assets under GAAP, minus (b) the aggregate amount of all liabilities (including any portion of any Subordinated Debt constituting original issue discount in respect of the issuance by the Borrower of warrants) of the Borrower and its subsidiaries and minority interests in the Borrower or any of its subsidiaries on a consolidated basis at such date, as may be properly classified as such in accordance with GAAP.

“Subordinated Debt” means indebtedness that has been subordinated to the Borrower’s indebtedness to the Bank pursuant to a subordination agreement in form and content satisfactory to the Bank.

C. NEGATIVE COVENANT:

(1) The Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or substantially all of its property or assets, whether now owned or hereafter acquired.

SCHEDULE I

Existing Letters of Credit

Number	Amount	Expiration Date

18103309	$13,732.94	11-30-06
18103773	24,000.00	3-30-07
258078	500,000.00	11-30-07
260691	21,341.75	6-30-07
18101978	195,000.00	3-26-07
18101979	585,000.00	3-26-07
18103889	599,550.00	8-31-07
18103494	15,131.00	6-30-08
258206	282,272.10	2-15-07
259738	43,190.00	5-15-07
262405	37,991.70	5-9-07
263283	161,000.00	1-31-07
18100463	6,220.00	12-31-06
18102384	710,526.32	12-31-07
18103099	20,672.19	3-14-07